UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 26, 2025 (November 26, 2025)

Kestrel Group Ltd
 (Exact name of registrant as specified in its charter)

Bermuda	001-42668	98-1833921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Bermudiana Road, Suite 1141 Hamilton HM 08, Bermuda

(Address of principal executive offices and zip code)

(441) 298-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on Which Registered
Common Shares, par value $0.01 per share	KG	NASDAQ Capital Market

Item 8.01	Other Events.

On November 26, 2025, the Company reported that a subsidiary of Genesis Legacy Solutions, Inc. (“GLS”), pursuant to the terms of the reinsurance contract, demanded and is currently engaged in an arbitration with one of its ceding companies. Under the subject reinsurance agreement, GLS provides the ceding company in question with (i) reinsurance premium protection (“RPP”) coverage with aggregate limits of approximately $25.0 million, and (ii) adverse development coverage (“ADC”) with remaining aggregate limits of $25.5 million.
GLS is asserting that the cedant has committed multiple breaches of the reinsurance agreement, along with other material misrepresentations. Based on these assertions, GLS is seeking full rescission of the reinsurance agreement and related relief, including the ability to recoup losses previously paid, and has denied payment of certain invoices for contractual performance pending the outcome of this arbitration.
GLS has previously paid net losses of $10.8 million related to the RPP coverage. GLS has not paid any losses subject to the ADC coverage of the reinsurance agreement in question. As of September 30, 2025, GLS has liabilities of $4.0 million subject to the RPP coverage and $7.5 million in reserves for the ADC coverage. GLS received premiums totaling $9.7 million and $9.8 million for the RPP and ADC coverages, respectively.
GLS is vigorously pursuing its claims for rescission and recovery of amounts previously paid. The matter is currently proceeding in arbitration, and an arbitration hearing has now been completed with a decision likely in the first quarter of 2026. The cedant disputes GLS assertions, denying that it breached the agreement, and seeks to continue the contract in full force.
The outcome of the arbitration is inherently uncertain. If GLS is successful, it may be entitled to recover up to $10.0 million in losses previously paid and may be relieved of its remaining obligations under the reinsurance agreement in addition to other requested relief. If GLS is unsuccessful, GLS may be required to continue performing under the contract, including potentially paying additional amounts under the RPP coverage, subject to a cap, and being liable for additional amounts under the ADC coverage. The Company's subsidiary Maiden Reinsurance Ltd. has provided a parental guarantee to guarantee the performance and obligations of GLS as finally determined in connection with the arbitration.
At this time, the Company cannot reasonably estimate the amount or range of any gain or loss that may result from this matter. Accordingly, no accrual or gain contingency has been recorded in the Company’s reserves and other liabilities. An adverse outcome could be material to the Company’s results of operations or cash flows for a particular period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 26, 2025	Kestrel Group Ltd

		By:	/s/ Bradford Luke Ledbetter
		Name:	Bradford Luke Ledbetter
		Title:	Chief Executive Officer

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